Exhibit 99.1

                    Gouverneur Bancorp Announces 2005 Second
                         Quarter and Six Months Results

Gouverneur, New York, May 4, 2005: Gouverneur Bancorp, Inc. (AMEX: GOV) (the "Company") and its subsidiary, Gouverneur Savings and Loan Association (the "Bank"), today announced the results for the second quarter and six months ended March 31, 2005.

For the three months ended March 31, 2005, the Company reported net income of $271,000, or $0.12 per diluted share, representing an increase of $48,000, or 21.5% over last year's net income of $223, 000, or $0.10 per diluted share. The annualized return on average assets and average equity for the three months ended March 31, 2005 were 0.98% and 5.93% respectively.

For the six months ended March 31, 2005, the Company reported net income of $490,000, or $0.22 per diluted share, representing an increase of $60,000, or 14.0% over last year's net income of $430,000, or $0.20 per diluted share. The annualized return on average assets and average equity for the six months ended March 31, 2005 were 0.90% and 5.39% respectively.

Since September 30, 2004, total assets grew $7.9 million, or 7.6%, from $104.2 million to $112.1 million at March 31, 2005, while total loans increased $9.0 million, or 11.2%, from $80.2 million to $89.2 million over the same period.

Deposits increased $1.3 million, or 2.1%, from $61.6 million at September 30, 2004 to $62.9 million at March 31, 2005. Advances from the Federal Home Loan Bank of New York ("FHLB") increased from $23.0 million at September 30, 2004 to $29.0 million at March 31, 2005.

Shareholders' equity was $18.2 million at March 31, 2005, an increase of 1.11% over the September 30, 2004 balance of $18.0 million. The book value of Gouverneur Bancorp, Inc. was $7.98 per common share based on 2,284,234 shares outstanding at March 31, 2005. The company paid a semi-annual cash dividend of $0.14 per share to public shareholders on March 31, 2005. Cambray Mutual Holding Company waived its right to receive that dividend.

Commenting on the year's results, Mr. Bennett said, "We have seen some decrease in interest rate spread, the difference between the average rate we earn on our interest-earning assets and the cost of our interest-bearing liabilities, from last year, as the interest rate increases from the Federal Reserve have taken hold. Our continued growth in loans will help to offset the increase in interest expense. However, the yield curve has been becoming flatter as longer-term rates have not increased in step with the shorter-term rates. Therefore, our margins will continue to be squeezed as deposit and borrowing costs rise with the shorter-term rates and mortgage rates do not ratchet up accordingly."

Mr. Bennett continued, "We continue to see strong demand for our mortgage products. The growth we experienced in loans in the first six months of this year occurred in our normally quiet time of year. Some of that growth was the result of increases in commercial loans since the hiring of a commercial loan officer."
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The Company, which is headquartered in Gouverneur, New York, is the holding company for Gouverneur Savings and Loan Association. Founded in 1892, the Bank is a federally chartered savings and loan association offering a variety of banking products and services to individuals and businesses in its primary market area in southern St. Lawrence and northern Lewis and Jefferson Counties in New York State.

Statements in this news release contain forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs of management as well as assumptions made using information currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions. These risks and uncertainties include among others, the impact of changes in market interest rates and general economic conditions, changes in government regulations, changes in accounting principles and the quality or composition of the loan and investment portfolios. Therefore, actual future results may differ significantly from results discussed in the forward-looking statements due to a number of factors, which include, but are not limited to, factors discussed in the documents filed by the Company with the Securities and Exchange Commission from time to time.

For more information, contact Robert J. Twyman, Vice President and Chief Financial Officer at (315) 287-2600.